Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-119680, No. 333-148844, No. 333-166215, No. 333-225038, and No. 333-256099) on Form S-8 of our report dated June 25, 2026, with respect to the financial statements of the Citi Retirement Savings Plan for Puerto Rico.

/s/ KPMG LLP
New York, New York
June 25, 2026